EXHIBIT 99.3


PRESS RELEASE
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FOR IMMEDIATE RELEASE

                                                         CONTACT: Cary Grossman
                                                                       Chairman
                                                     Co-Chief Executive Officer
                                                                 (713) 827-2104
                                                       cgrossman@cmgrossman.com


                      Coastal Bancshares Acquisition Corp.
             Announces Separate Trading of Common Stock and Warrants

Houston, TX, March 2, 2005 - Coastal Bancshares Acquisition Corp. (OTCBB: CBASU) (the "Company"), a company organized to complete a business combination with a commercial bank or bank holding company, announced today that it has been informed by I-Bankers Securities, Incorporated and Newbridge Securities Corporation, representatives of the underwriters of the Company's initial public offering of 4,800,000 Units, which closed February 18, 2005, that separate trading of the common stock and warrants underlying its Units will commence on March 3, 2005. The symbol for the common stock, warrant and units is CBAS, CBASW and CBASU, respectively.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Company's securities. A copy of the final prospectus relating to these securities may be obtained from I-Bankers Securities, Incorporated, 1560 East Southlake Boulevard, Suite 232, Southlake, Texas, 76092.

About Coastal Bancshares Acquisition Corp.

Headquartered in Houston, Texas, Coastal Bancshares Acquisition Corp. is a newly organized company that has approximately $28.5 million in a trust account to be used as all or part of the consideration to complete a business combination with a commercial bank or bank holding company. While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target whose fair market value is at least equal to 80% of our net assets at the time of such acquisition.

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our ability to consummate any acquisition or other business combination and any other statements that are not historical facts. These statements are based on management's current expectations, but actual results may differ materially due to various factors, including, but not limited to, our being a development stage company with no operating history, our dependence on key personnel some of whom may join us following a business combination, our personnel allocating their time to other businesses and potentially having conflicts of interest with our business, our potentially being unable to obtain additional financing to complete a business combination, the ownership of our securities being concentrated, risks associated with the banking industry and those other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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